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FORM 3                                      U.S. SECURITIES AND EXCHANGE COMMISSION
                                                      WASHINGTON, D.C. 20549

                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                      Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1.   Name and Address of Reporting Person*   2. Date of Event           4. Issuer Name and Ticker or Trading Symbol
                                                Requiring Statement
                                                (Month/Day/Year)
                                                                           LET'S TALK CELLULAR & WIRELESS, INC. ("LTCW")

     TAMER         ANTHONY                          11/20/97
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     (Last)        (First)     (Middle)     3. IRS Number of Reporting  5. Relationship of Reporting        6. If Amendment, Date
                                               Person (Voluntary)          Person to Issuer                    of Original
                                                                                                               (Month/Day/Year)
                                                                            (Check all applicable)

                                                                           [X] Director      [X] 10% Owner
                                                                           [ ] Officer (give [ ] Other (specify
              1001 SOUTH BAYSHORE DRIVE, SUITE 2708                            title below)      below)
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                              (Street)


       MIAMI                    FL                       33131
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      (City)                  (State)                    (Zip)                                              7. Individual or
                                                                                                               Joint/ Group Filing
                                                                                                               (Check Applicable
                                                                                                               Line)
                                                                                                          [X]  Form filed by One
                                                                                                               Reporting Person
                                                                                                          [ ]  Form filed by more
                                                                                                               than One Reporting
                                                                                                               Person
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                                             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                         2.   Amount of Securities     3.   Ownership Form:   4.   Nature of Indirect Beneficial
   (Instr. 4)                                     Beneficially Owned            Direct (D) or           Ownership (Instr. 4)
                                                  (Instr. 4)                    Indirect (I)
                                                                                (Instr. 5)

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        COMMON STOCK                               2,137,850                         I                           (1)
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        COMMON STOCK                               1,817,468                         I                           (2)
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*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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FORM 3 (CONTINUED) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                   SECURITIES)
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1. Title of Derivative  2.  Date Exercisable and   3. Title and Amount of     4. Conversion or  5. Ownership  6. Nature of Indirect
   Security (Instr. 4)      Expiration Date           Securities Underlying      Exercise Price    Form of       Beneficial
                            (Month/Day/Year)          Derivative Security        of Derivative     Derivative    Ownership
                                                      (Instr.  4)                Security          Security:     (Instr. 5)
                                                                                                   Direct (D)
                              Date      Expiration            Amount or Number                     Indirect
                            Exercisable   Date       Title      of Shares                          (I)
                                                                                                   (Instr. 5)
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Explanation of Responses:

(1) Represents shares held of record by HIG Fund V, Inc., a Cayman Islands corporation ("Fund V"). The Reporting Person is a shareholder of Fund V. The controlling shareholder of Fund V is HIG Investment Group, L.P., a Cayman Islands limited partnership ("HIG Investment Group"). The general partner of HIG Investment Group is HIG Partners, L.P., a Cayman Islands limited partnership ("HIG Partners"). Taminvest Corporation, a Delaware corporation, is a general partner of HIG Partners and is controlled by the Reporting Person. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(2) Represents shares held of record by Texas Cellular Partners, L.P., a Delaware limited partnership ("TCP"). The managing general partner of TCP is HIG Texas Cellular Company, a Cayman Islands corporation whose controlling shareholder is HIG Investment Group. The Reporting Person is also a shareholder of HIG Texas Cellular Company. The general partner of HIG Investment Group is HIG Partners. Taminvest Corporation is a general partner of HIG Partners and is controlled by the Reporting Person. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.


                                  /s/ ANTHONY TAMER            NOVEMBER 20, 1997
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                             **Signature of Reporting Person         Date
                                 ANTHONY TAMER, PRESIDENT


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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